Exhibit 10.12

EMPLOYMENT AGREEMENT

AGREEMENT dated this 31st day of October 2005 by and between Clayton, Dunning Group Inc., 2901 South Bayshore Drive, #1E, New York, NY 10022 and its subsidiaries (the “Company”), and Robert C. Lau (“Employee”).

WITNESSETH:

WHEREAS, the Company agrees to employ Employee as Chairman of the Board and Chief Executive Officer, as well as Chairman of the Board and Chief Financial Officer of each of the Company’s subsidiaries; and

WHEREAS, Employee desires to accept employment by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Term. The term of employment shall be for a period of five (5) years commencing on the date hereof, and continuing until October 30, 2010, extendable by the Board of Directors of the Company.

2. Duties. Subject to the terms and conditions and for the compensation hereinafter set forth, the Company hereby agrees to employ you for and during the term of this Agreement. You shall be responsible for performing the all the reasonable functions of Chairman of the Board and Chief Executive Officer, as well as Chairman of the Board and Chief Financial Officer of each of the Company’s subsidiaries.

3. Time. You shall perform all duties in a professional, ethical and businesslike manner. The Company agrees that Employee also may also be engaged as a Securities Expert at Employee’s option.

4. Compensation. During the term of your employment, the Company agrees to pay you a base salary of $125,000 per year plus an annual bonus after the end of each year of an amount equal to 20% of the consolidated net profits before taxes of the Company. In addition you may be paid the Company’s normal payout on commissions and fees that you produce for the Company. The Company agrees to provide you and your dependents with health insurance..

5. Branch Offices. The Company agrees to maintain New York office and living quarters for you at a rent not to exceed $6,000 per month.

6. Termination. Your employment shall terminate upon any of the following events: (i) your death or (ii) in the event you become physically or mentally incapacitated and by reason thereof are absent from the duties hereunder for 90 consecutive days within any one year period.

7. Compensation upon Termination. In the event of your termination, the Company will pay you a salary equal to 75% of your base salary.

8. Waiver of Breach. The waiver of the Company of a breach by you of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by you. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

9. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. Amendments; Governing Law; Arbitration. This Agreement represents the entire Agreement between us with respect to the subject matter contained herein, and this Agreement terminates and supersedes any and all prior understandings or agreements heretofore reached or made by and between the parties hereto. This Agreement shall not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. Each of the parties hereby agrees that any action or proceeding arising out of this Agreement shall be brought only before an arbitration panel convened by the American Arbitration Association, and each of the parties hereby unconditionally submits to and accepts the jurisdiction of the aforesaid arbitration panel. Each of the parties hereby irrevocably waives any objection it may have to the laying of the venue of any such action or proceeding before a NASD arbitration panel convened in the Miami, FL, area.

11. Notices. Any notice or other written instrument required or permitted to be given, made or sent hereunder shall be in writing, signed by the party giving or making the same, and shall be sent by registered or certified mail or through courier delivery service to the other party hereto at their respective addresses hereinabove set forth. Any party hereto shall have the right to change the place to which any such notice or writing shall be sent by a similar notice sent in like manner to the other party hereto.

12. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of our Agreement.

13. Final Agreement. This Agreement may be modified only by a further writing that is duly executed by the parties herein.

14. Indemnification Against Legal Costs. The Company agrees to pay for your legal costs in the event that you must defend yourself against actions brought against you as the result of your position and duties with the Company or any of its subsidiaries.

CLAYTON, DUNNING GROUP INC.

By:
Robert C. Lau, Chairman of the Board of Directors & Chief Executive Officer	Patricia D. Lau, Secretary

AGREED AND ACCEPTED THIS 31ST DAY OF OCTOBER 2005

Robert C. Lau, Employee